Exhibit 10.18

EXECUTION COPY

DATED 3 April 2009

TORNIER B.V.

as the Issuer

WARRANT AGREEMENT

i

THIS WARRANT AGREEMENT is made on 3 April 2009

BETWEEN:

(1)                                 Tornier B.V., a company incorporated under the laws of the Netherlands (the “Issuer”); and

(2)                                 Medtronic Bakken Research Center B.V., Warburg Pincus (Bermuda) Private Equity IX, L.P. (“WP”), PJC Capital LLC, PJC Merchant Banking Partners I, LLC, KCH Stockholm AB, Split Rock Partners, LP, Amy and Richard Wallman, Douglas Kohrs, Kevin Ohashi, Ralph Barisano Jr., Stephan Epinette and Diane Doty.

The parties to this Warrant Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”. The parties listed under (2) above are hereinafter collectively referred to as the “Original Warrantholders” and each individually as an “Original Warrantholder”.

RECITALS:

(1)                                 TMG Holdings Coöperatief U.A. (The Netherlands), TMG Partners U.S., LLC, Vertical Fund I, L.P., Vertical Fund II, L.P., TMG Partners II LLC, TMG Partners III LLC, DVO TH, LLC, Stichting Administratiekantoor Tornier, Tornier B.V. and Mr. Douglas Kohrs (the “Shareholders”) hold all of the issued shares in the Issuer.

(2)                                 The Issuer’s current issued and outstanding share capital consists of 62,910,404 ordinary shares with a par value of EUR 0.01 each and the Issuer’s authorised share capital consists of 300,000,000 ordinary shares with a par value of EUR 0.01 each.

(3)                                 On 29 February 2008, the Issuer issued a number of warrants giving the right to acquire 9,265,018 ordinary shares in the capital of the Issuer with a par value of EUR 0.01 each to a number of lenders in consideration of such lenders granting a loan to the Issuer pursuant to a promissory notes instrument dated 29 February 2008.

(4)                                 The Issuer has issued a further EUR 37,000,000 aggregate nominal amount of promissory notes due 31 March 2014 under an instrument dated 3 April 2009 (the “Instrument”).

(5)                                 In consideration of the Lenders (as defined in the Instrument) granting a loan to the Issuer under the Instrument, the Issuer has agreed to issue a number of warrants to the Lenders giving the Lenders the right to acquire 8,825,086 ordinary shares in the capital of the Issuer with a par value of EUR 0.01 each.

(6)                                 In accordance with clause 4.1 of the articles of association of the Issuer, the Board has on 26 March 2009 resolved to grant a right to acquire 8,825,086 ordinary shares in the capital of the Issuer with a par value of EUR 0.01 each subject to the terms and conditions of this Warrant Agreement (the “Resolution”) and the board of supervisory directors of the Issuer has approved the Resolution.

IT IS AGREED as follows:

1.                                     DEFINITIONS

1.1.                             In this Warrant Agreement the following definitions have the following meaning:

“Board” means the board of managing directors of the Issuer;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Netherlands;

“Deed of Issue” a notarial deed of issue of Shares pursuant to which such number of Shares are issued as corresponds the number of Warrants that is exercised by a Warrantholder substantially in the form as attached hereto as Schedule 1;

“Equity Shares” means all issued shares and shares which are outstanding at any time in the capital of the Issuer, for the avoidance of doubt, specifically including the Shares;

“Exercise Notice” means an exercise notice in relation to one or more Warrants in the form attached hereto as Schedule 2;

“Exercise Price” means the exercise price of the Warrants being an amount of USD 5.66 per ordinary share in the capital of the Issuer (subject to any adjustments made pursuant to clause 5 of this Warrant Agreement;

“Instrument” has the meaning ascribed thereto in the recitals of this Warrant Agreement;

“Issuer” has the meaning ascribed thereto in the opening of this Warrant Agreement;

“Joinder Agreement” means a joinder agreement (in the form provided by the Issuer) pursuant to which the counterparty or counterparties to the Issuer executing such joinder agreement agrees or agree, as the case may be, to observe and to be bound by the terms and conditions of the Securityholders Agreement;

“Original Warrantholder” has the meaning ascribed thereto in the opening of this Warrant Agreement;

“Register” has the meaning ascribed thereto in clause 2.2;

“Resolution” has the meaning ascribed thereto in the recitals of this Warrant Agreement;

“Securityholders Agreement” means the securityholders agreement between, inter alios, the Issuer and the Issuer’s shareholders dated 18 July 2006 (as amended from time to time);

“Share” means an ordinary share with a par value of EUR 0.01, in the capital of the Issuer;

“Shareholders” has the meaning ascribed thereto in the recitals of this Warrant Agreement;

“Transfer Instrument” has the meaning ascribed thereto in clause 3.1;

“Warrantholder” means a person that holds one or more Warrants and is entered into the Register as the holder of such Warrants (including any transferee who acquires any Warrants in accordance with clause 3 of this Warrant Agreement);

“Warrantholder Majority” means the Original Warrantholders who hold at least 50 per cent. of the Warrants under this Warrant Agreement calculated solely as of the date of this Warrant Agreement;

“Warrant Period” means the period starting on the date hereof and ending on 31 March 2019;

“Warrant” the right to acquire a Warrant Share against delivery of an Exercise Notice and payment of the Exercise Price;

“Warrant Shares” means the Shares issuable on exercise of the Warrants;

“WP” has the meaning ascribed thereto in the opening of this Instrument.

1.2.                             In this Warrant Agreement, unless otherwise specified:

1.2.1.                              the masculine gender shall include the feminine and the neuter and vice versa;

1.2.2.                              references to a person shall include a reference to any individual, Issuer, association, partnership or joint venture;

1.2.3.                              unless the context requires otherwise, words in the singular shall include the plural and vice versa;

1.2.4.                              the headings are for identification only and shall not affect the interpretation of this Warrant Agreement.

2.                                     ISSUE OF WARRANTS

2.1.                             In consideration of the Lenders (as defined in the Instrument) providing a loan to the Issuer in accordance with the terms and conditions of the Instrument and further in accordance with the Resolution, the Issuer hereby grants the Warrants to the Original Warrantholders giving the right to acquire an initial aggregate of 8,825,086 Shares.

2.2.                             Each Warrantholder shall have the number of Warrants set forth opposite its name on Schedule 3 hereto (the “Warrant Register”) and the Issuer shall update Schedule 3 from time to time to reflect any Exercises and any transfers of the Warrants. The Issuer may deem and treat the registered holder of a Warrant as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and shall not be affected by any notice to the contrary (except to the extent Warrants may have been transferred in accordance with clause 3).

3.                                     TRANSFERS AND EXCHANGES

3.1.                             A Warrantholder may transfer the Warrants held by it or any part thereof to a Shareholder by a transfer in writing substantially in the form set forth in Schedule 4 attached hereto (a “Transfer Instrument”), provided, however, that no Warrantholder may transfer any Warrants without the prior written consent of the Board and the Warrantholder Majority and unless, upon receipt of the necessary consents, the transferee agrees in writing (in a form satisfactory to the Issuer and the Warrantholder Majority) to be bound by all of the terms and conditions of this Agreement as if such transferee was an initial signatory hereto.

3.2.                             The Issuer shall from time to time register the transfer of any outstanding Warrants in the Warrant Register upon delivery of a validly executed Transfer Instrument to the Issuer.

4.                                     EXERCISE OF WARRANTS

4.1.                             Subject to the terms of this Warrant Agreement, each Warrantholder shall have the right, which may be exercised until the end of the Warrant Period, to receive, upon payment of the Exercise Price to or for the account of the Issuer, from the Issuer the number of fully paid Warrant Shares, which the Warrantholder may at the time be entitled to receive on exercise of such Warrants. Each Warrant not exercised prior to the end of the Warrant Period shall become null and void and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of such time.

4.2.                             A Warrant is validly exercised upon:

4.2.1.                    payment of the Exercise Price to or for the account of the Issuer; and

4.2.2.                    delivery to the Issuer of a properly executed (i) Exercise Notice and (ii) Joinder Agreement.

4.3.                             The Issuer hereby in advance consents to the payment of the Exercise Price in a currency other than Euro, in accordance with section 2:191a of the Dutch Civil Code.

4.4.                             The Issuer is obliged to procure the execution of the relevant Deed of Issue within seven Business Days after receipt of an Exercise Notice and payment of the Exercise Price.

4.5.                             The Issuer is obliged and permitted to act on behalf of a Warrantholder in relation to the execution of a Deed of Issue, if such Warrantholder has granted the Issuer a power of attorney in the Exercise Notice authorising the Issuer to act on behalf of it in relation to the execution of the Deed of Issue.

4.6.                             The Issuer hereby grants an irrevocable power of attorney with full right of substitution to each Warrantholder to act on behalf of the Issuer in relation to the execution of a Deed of Issue, to the extent such Warrantholder has sent the Issuer an Exercise Notice and the Issuer has failed to perform its obligations pursuant to clause 4.4 and 4.5 (this power of attorney can also be exercised and is valid even if there is a conflict or possible conflict of interest within the meaning of section 68 of book 3 of the Dutch Civil Code (Selbsteintritt)). The Issuer is obliged to grant a further power of attorney authorising a Warrantholder to act on behalf of the Issuer in relation to the execution of a Deed of Issue, to the extent such Warrantholder has sent the Issuer an Exercise Notice and requires the Issuer to grant it such further power of attorney.

5.                                     ADJUSTMENTS

5.1.                             Adjustment for stock splits, dividends and combinations

If the Issuer:

5.1.1.                    pays a dividend in Equity Shares or makes a distribution in Equity Shares on the then outstanding Equity Shares;

5.1.2.                    subdivides its outstanding Equity Shares into a greater number of Equity Shares;

5.1.3.                    combines its outstanding Equity Shares into a smaller number of Equity Shares;

5.1.4.                    makes a distribution to the holders of its then outstanding Equity Shares in shares of its share capital other than Equity Shares;

5.1.5.                    repurchases (inkopen) outstanding Equity Shares; or

5.1.6.                    issues any shares in its share capital in connection with a recapitalisation or reclassification of its then outstanding Equity Shares,

then the number of Shares to be acquired upon exercise of a Warrant shall be proportionally adjusted so that each Warrantholder will receive, upon exercise, the aggregate number and kind of shares of capital stock which it would have owned immediately following such action if such Warrantholder had exercised its Warrant in full immediately prior to such action. Upon such adjustment of the number of Shares to be acquired upon exercise of a Warrant, the Exercise Price shall be equitable and proportionally adjusted so that the aggregate consideration payable by such Warrantholder upon exercise of its Warrant remains the same.

An adjustment made pursuant to this clause 5.1 shall become effective immediately after the payment or distribution in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination, repurchase, recapitalisation or reclassification.

If as a result of an adjustment made pursuant to this clause 5.1 and 5.6, a Warrantholder upon exercise may receive shares of two or more classes or series of shares in the capital of the Issuer, the Board shall determine the allocation of the applicable adjusted Exercise Price between the classes or series of shares. After such allocation, the exercise privilege and the Exercise Price of each class or series of shares shall thereafter be subject to further adjustment on terms comparable to those applicable to Equity Shares in this clause 5.

Such adjustments shall be made successively whenever any event listed above shall occur.

5.2.                             Adjustment for rights issues

If the Issuer distributes any rights, options or warrants to the holders of its Equity Shares to acquire or purchase Equity Shares or securities convertible into, or exchangeable or exercisable for, Equity Shares at a price per share (or with an initial conversion, exchange or exercise price) less than the then current Exercise Price, the then current Exercise Price shall be adjusted in accordance with the following formula:

E’ = E x	O + N x P E

O + N

where:

E’ = the adjusted Exercise Price.

E  = the Exercise Price.

O  = the number of Equity Shares outstanding immediately prior to the applicable dilutive issuance.

N  = the number of additional Equity Shares issued (or deemed to be issued) in the dilutive issuance.

P  = the conversion, exchange or exercise price per share of the additional Equity Shares issued (or deemed to be issued) in the dilutive issuance.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

5.3.                             Adjustment for Equity Shares issue

If the Issuer issues Equity Shares or securities convertible into, or exchangeable or exercisable for, Equity Shares for a consideration per share less than the then current Exercise Price, the then current Exercise Price shall be adjusted in accordance with the formula:

E’ = E x	O + N x P E

O + N

where:

E’ = the adjusted Exercise Price.

E  = the then current Exercise Price.

N = the number of additional Equity Shares issued (or deemed to be issued) in the dilutive issuance.

O  = the number of Equity Shares outstanding immediately prior to the applicable dilutive issuance.

P  = the consideration price per share received for the issuance of such additional shares.

The adjustments shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This clause 5.3 does not apply to:

5.3.1.                    any of the transactions described in clauses 5.1 or 5.2;

5.3.2.                    the exercise of Warrants, or the conversion or exchange of other securities convertible or exchangeable for Equity Shares;

5.3.3.                    Equity Shares issued to the Issuer’s employees, consultants or directors under bona fide benefit plans validly adopted by the Board, if such Equity Shares would otherwise be covered by this clause 5.3;

5.3.4.                    Equity Shares issuable upon the exercise of rights or warrants issued to the holders of Equity Shares; or

5.3.5.                    Equity Shares issued to shareholders of any person which merges with or into the Issuer, provided that the applicable merger has been approved by the Board.

5.4.                             Notice of adjustment and certain transactions

If:

5.4.1.                    the Issuer takes any action that would require an adjustment to the Exercise Price pursuant to clauses 5.1, 5.2 or 5.3 or otherwise;

5.4.2.                    the Issuer is liquidated, dissolved or merged; or

5.4.3.                    the Exercise Price is adjusted,

the Issuer shall notify the Warrantholders in accordance with clause 8.3, stating all relevant details of the notified event and stating the envisaged date of the notified event. The Issuer shall send the notice at least 15 Business Days prior to such envisaged date.

5.5.                             Determination

Any determination that the Issuer must make pursuant to clauses 5.1, 5.2 or 5.3 shall be made in good faith and shall bear in mind the interest of the Warrantholders. Any such determination shall only become conclusive and binding on the Warrantholders if and to the extent the Warrantholder Majority has agreed to the determination in writing.

5.6.                             Adjustment in number of shares

In the event of any adjustment made pursuant to clauses 5.2 or 5.3, the number of Warrant Shares issuable upon the Exercise of any Warrant shall be increased or decreased, as applicable, so that it is equal to the number of Warrant Shares in effect immediately prior to such adjustment multiplied by a quotient, the numerator of which is the Exercise Price in effect immediately prior to such adjustment, and the denominator of which is the Exercise Price in effect immediately after such adjustment.

5.7.                             Undertaking to issue additional Warrant Shares

If and to the extent that as a result of one or more adjustments to the number of Shares to be issued upon exercise of the Warrants in accordance with this clause 5, the Resolution does not authorise the issuance of a sufficient number of Shares to settle the exercise of all Warrants, the Issuer shall procure (i) that the Board shall adopt an additional resolution to authorise the issuance of such number of Shares as required as a result of such adjustments and (ii) that the board of supervisory directors approves such additional resolution.

6.                                     NO DILUTION OR IMPAIRMENT

6.1.                             If any event shall occur as to which the provisions of clause 5 are not strictly applicable but the failure to make any adjustment would adversely affect the rights represented by the Warrants in accordance with the essential intent and principles of clause 5, then, in each such case, the Board may agree with the Warrantholder Majority to make such adjustments to the Warrants, the Exercise Price and/or the number of Warrant Shares to be obtained upon exercise of the Warrants on a basis consistent with the essential intent and principles established in clause 5, necessary to preserve, without dilution, the rights, represented by the Warrants. Upon reaching such agreement, the Issuer will promptly make the agreed adjustments.

6.2.                             The Issuer will not, by amendment of its articles of association or through any merger, demerger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants or this Warrant Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrants against dilution or other impairment.

7.                                     COVENANTS OF THE ISSUER

7.1.                             The Issuer undertakes that during the Warrant Period (except with the prior written consent of the Warrantholders):

7.1.1.                    it will at all times keep available for issue sufficient authorised share capital to satisfy in full the exercise of all the unexercised Warrants;

7.1.2.                    it will not modify the rights attached to any Shares in any way which could reasonably be expected to affect adversely the rights of the Warrantholders; and

7.1.3.                    it will not amend its articles of association in any way which would prevent any Warrantholder from exercising its Warrants.

8.                                     MISCELLANEOUS PROVISIONS

8.1.                             Winding up of the Issuer

If, prior to the end of the Warrant Period, an order is made or an effective resolution is passed for winding up the Issuer, each Warrantholder who pays the Exercise Price, will (at its election, in lieu of payments which would otherwise have been due to it in respect of its Warrant Shares) be treated as if, immediately before the date of such order or resolution, all the Warrants had been exercised in full and shall be entitled to receive out of the assets which would otherwise be available in the liquidation such sum (if any) as it would have received had it been the holder of the Shares to which it would have become entitled by virtue of such exercise. For the purposes of this clause 8.1, the Warrantholders will be regarded as creditors within the meaning of section 23b of Book 2 of the Netherlands Civil Code.

8.2.                             Fractional interests

The Issuer shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this clause 8.2, be issuable on the exercise of any Warrants (or specified portion thereof), the Issuer shall pay to the Warrantholder an amount in cash equal to the Exercise Price multiplied by such fraction.

8.3.                             Notices

All notices, consents, waivers and other communications under this Warrant Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier, fax or e-mail to the appropriate addresses and fax numbers set out below, or to such addresses and facsimile numbers as a Party may notify to the other Parties from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered mail or express courier or at the time of successful transmission, if delivered by fax or e-mail.

To the Issuer:

Name: Tornier B.V.

Address: Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands

Fax number: +31-20-577-1188

Phone: +31-20-577-1177

Attention: Guido Nieuwenhuizen

with a copy to:

Address: 3601 West 76th Street, Suite 200, Edina, MN 55435, USA

Fax number: +1-952-995-7446

Phone: +1-952-426-7676

E-mail: dkohrs@tornierhq.com

Attention: Douglas Kohrs

To WP:

Name: Warburg Pincus (Bermuda) Private Equity IX, L.P.
Address: 466 Lexington Avenue, New York, NY 10017, USA
Phone: +1-212-878-6200
Fax number: +1-212-716-5040
E-mail: scarney@warburgpincus.com
Attention: Sean Carney

To the Warrantholders:

Name: Medtronic Bakken Research Center B.V.
Address: Endepolsdomein 5, Maastricht, NL-6229 GW, the Netherlands
Attention: VP & General Manager

With a copy to:

Name: Medtronic International Trading Sarl

Address:	Route du Molliau 31, Case Postale,
CH-1131 Tolochenaz, Switzerland

Attention: VP Legal International West

With a copy to:

Name: Medtronic Inc.
Medtronic World Headquarters Corporate

Address: 710 Medtronic Parkway, MN-55432-5604, USA
Attention: VP Corporate & Securities

Name: PJC Capital LLC
Address: 800 Nicollet Mall, Minneapolis, MN 55402, USA
Phone: +1-612-303-6306
Fax: +1-612-303-1068
E-mail: robert.p.rinek@pjc.com
Attention: Robert P. Rinek

Name: PJC Merchant Banking Partners I, LLC
Address: 800 Nicollet Mall, Minneapolis, MN 55402, USA
Phone: +1-612-303-6306
Fax: +1-612-303-1068
E-mail: robert.p.rinek@pjc.com
Attention: Robert P. Rinek

Name: Split Rock Partners, LP
Address: 10400 Viking Drive, Suite 550, Minneapolis, MN 55344, USA
Phone: +1-952-995-7492
Email: steve@splitrock.com
Attention: Steve Schwen

Name: KCH Stockholm AB
Address: Hamilton Advokatbyrå Karlstad AB, Kungsgatan 2 A, Box 606, 651 13 Karlstad, Sweden
Phone: +46-5421-2535
Email: carl-henry.salomonsson@hamilton.se
Attention: Mr. Carl-Henry Salomonsson

Name: Douglas Kohrs
Address: 7444 Shannon Drive, Edina, MN 55439, USA
Phone: +1-952-941-8515
Email: dkohrs@tornier.com

Name: Diane Doty
Address: 27860 Brynmawr Place, Shorewood, MN  55331, USA
Phone: +1-952-401-3660
Email: mdoty1@msn.com

Name: Stephan Epinette
Address: 372 Chemin du Robiat, 69250 Poleymieux au mont d’or, France
Phone: +33-6-27-66-15-02
E-mail: stephan.epinette@tornier.fr

Name: Ralph Barisano Jr.
Address: 29 Chicory Rd, Westford, MA 01886, USA
Phone: +1-978-392-0954
E-mail: rbarisano@tornier.com

Name: Amy and Richard Wallman
Address: 124 Deer Estates Lane, Ponte Vedra Beach, FL 32082, USA

Phone: +1-904-543-1754
E-mail: rfwallman@aol.com

Name: Kevin Ohashi
Address: 60 Orchard Street, Jamaica Plain, MA 02130, USA
Phone: +1-650-796-1515
E-mail: kohashi@vertical-group.com

8.4.                             Expenses

The Issuer shall pay all notarial costs and expenses associated with the exercise of the Warrants.

8.5.                             Entire agreement

8.5.1.                              This Warrant Agreement constitutes the entire agreement between the Parties relating to the Warrants. This Warrant Agreement supersedes and terminates any earlier agreements, either verbally or in writing, between the Parties and no Party shall have any right or remedy against any other Party arising out of or in connection with any such earlier agreements unless stated otherwise in this Warrant Agreement.

8.5.2.                              The Parties agree that this Warrant Agreement sets forth the sole rights and obligations of the Original Warrantholders in relation to the Warrants, and that the Original Warrantholders’ activities under this Warrant Agreement do not constitute any factual corporation or any other contractual legal partnership among the Original Warrantholders.

8.6.                             Amendment

This Warrant Agreement may only be amended by mutual agreement in writing between the Issuer and the Warrantholder Majority.

8.7.                             Partial invalidity

The invalidity or unenforceability of any provision of this Warrant Agreement shall not affect the validity or enforceability of any other provision of this Warrant Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing provisions shall be as close as possible to the intent of the invalid or unenforceable provision.

8.8.                             Copies

The Issuer shall keep copies of this Warrant Agreement and any notices given or received hereunder available for inspection by the Warrantholders during normal business hours at its principal office.

8.9.                             Governing law

This Warrant Agreement is governed by the laws of the Netherlands.

8.10.                       Jurisdiction

The competent court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any dispute in connection with this Warrant Agreement without prejudice to the right of appeal and that of appeal to the Supreme Court.

EXECUTED ON 3 April 2009,

Tornier B.V.

/s/ Guido F.X.M. Nieuwenhuizen		/s/ Eric C. Liu
By:	Mr. G.F.X.M. Nieuwenhuizen	By:	Eric C. Liu
Title:	Managing Director A	Title:	Managing Director A

Medtronic Bakken Research Center B.V.

/s/ F.W. Lindemans
By:	F.W. Lindemans
Title:	V.P. and G.M.

Warburg Pincus (Bermuda) Private Equity IX, L.P.

By: Warburg Pincus (Bermuda) Private Equity Ltd., its General Partner

/s/ Sean D. Carney
By:	Sean D. Carney
Title:	Authorised Signatory

PJC Capital LLC

/s/ Robert P. Rinek
By:	Robert P. Rinek
Title:	Co-President and Co-Chief Operating Officer

EXECUTED ON 3 APRIL 2009,

PJC Merchant Banking Partners I, LLC

/s/ Robert P. Rinek
By:	Robert P. Rinek
Title:	Co-CEO

KCH Stockholm AB

/s/ Carl-Henry Salomonsson
By:	Carl-Henry Salomonsson
Title:

Split Rock Partners, LP

By: Split Rock Partners Management, LLC, its General Partner

/s/ Steven L.P. Schwen
By:	Steven L.P. Schwen
Title:	Chief Financial Officer

Amy Wallman	Richard Wallman

/s/ A. Wallman	/s/ R. Wallman
Mrs. A. Wallman	Mr. R. Wallman

Douglas Kohrs

/s/ Douglas Kohrs

Kevin Ohashi

/s/ Kevin Ohashi

Ralph Barisano Jr.

/s/ Ralph Barisano Jr.

Stephan Epinette

/s/ Stephan Epinette

Diane Doty

/s/ Diane Doty

SCHEDULE 1 — FORM OF DEED OF ISSUE

ISSUE OF SHARES [•]

Tornier b.v. date

Today,

, appeared before me,

Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

acting as holder of a power of attorney of:

the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Tornier B.V., having its seat in Amsterdam, its address at 1076 EE Amsterdam, Fred. Roeskestraat 123, filed at the Trade Register under number 34250781 and with number B.V. 1383148 (the ‘Company’);

the [Warrant holder] [details of warrant holder]

Powers of attorney

./.                                      The powers of attorney are evidenced by two (2) private deeds.

The appearing person declared:

Warrant Agreement

./.                                      The Company has entered into a warrant agreement on 3 April 2009 (the ‘Agreement’), with the Original Warrant Holders, as defined in the Agreement, among other things with respect to rights to acquire 8,825,086 ordinary shares in the capital of the Company, each with a par value of one cent (EUR 0.01), a copy of which Agreement will be attached to this deed.

Resolution to grant rights to acquire shares

On 26 March 2009 the Management Board of the Company, authorised to do so in accordance with the provisions of the articles of association of the Company, resolved to grant a right to [Warrant holder] to acquire ordinary shares in the capital of the Company, each with a par value of one cent (EUR 0.01), at par, under the obligation to make the payment as provided hereinafter, pursuant to the Agreement (the ‘Resolution’).

Article 6 of the articles of association of the Company provides that upon the grant of a right to shares the shareholders will not have a pre-emption right.

./.                                      Which resolutions are evidenced by minutes of the Management Board Meeting, a copy of which will be attached to this deed.

./.                                      In accordance with article 4 paragraph 1 of the articles of association of the Company, the Supervisory Board granted its approval to the Resolution in its meeting held on 26 March 2009, a copy of the minutes of this meeting will be attached to this deed.

Exercise of warrant

./.                                      In accordance with the Agreement, the [Warrant holder] has validly exercised his warrant to acquire [*] shares in the capital of the Company (the ‘Shares’), by delivering a properly executed exercise notice to the Company in accordance with clause 4 of the Agreement, and having paid the exercise price as described in the Agreement, a copy of which notice will be attached to this deed.

Method of payment

[Warrant holder] is to pay up on the Shares in a foreign currency, being [*]

Consent payment in a foreign currency

The Management Board of the Company, has approved in its meeting referred to above, the payment on the Shares in a foreign currency, as referred to in article 2:191a paragraph 2 Dutch Civil Code.

Issue of Shares

To implement the Resolution and the Agreement, and the exercise of the warrant by the [Warrant holder], the Company herewith issues the Shares to [Warrant Holder] under the obligation to pay up the Shares in the method referred above.

The Shares will be numbered [*] to [*] inclusive.

[Warrant Holder] herewith accepts the Shares under the obligation and terms referred to above.

Payment

The total amount to be paid on the Shares is [USD [•] x # of shares].

The Company confirms that the amount of [*] has been paid in cash.

A bank has made a statement concerning payment in a foreign currency as referred to in article 2:203a paragraph 2 Dutch Civil Code, stating that the amount paid in a foreign currency can be freely converted into [*], so that the payment in the foreign currency at least equals the required amount to be paid up on the Shares, being an amount of [*] (the ‘Bank statement’).

To the extent the amount paid exceeds the amount of [*] the surplus will be considered to be share premium (agio).

Costs, taxes

The costs of this deed and the execution thereof will be for the account of the Company.

The Company is not a body as referred to in article 4 Act on the taxes on legal transactions (Wet op belastingen van rechtsverkeer), as a result whereof no taxes on legal transactions are due as a consequence of the present issue.

Shareholders’ register

The Company declared to make the appropriate entry in the shareholders’ register concerning this issue.

Attached documents

./.                                      Furthermore, to this deed will be attached:

the powers of attorney;

a copy of the Agreement;

the Bank statement;

a copy of the minutes of the meeting of the Management Board, evidencing the decisions indicated in this deed;

a copy of the minutes of the meeting of the Supervisory Board, evidencing the decisions indicated in this deed;

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at

SCHEDULE 2 — FORM OF EXERCISE NOTICE

EXERCISE NOTICE

To:	Tornier B.V.
Fred. Roeskestraat 123
1076 EE Amsterdam
The Netherlands

Dear Sirs,

We refer to a warrant agreement dated [•] 2009 between, inter alios, yourselves and [insert name Warrantholder] (the “Warrant Agreement”).

Capitalised terms shall be used herein as such terms are defined in the Warrant Agreement, unless defined otherwise herein.

We hold [insert number] Warrants, which gives us the right to acquire [insert number] of Shares.

We hereby notify you that we wish to exercise our Warrants / [insert number] of our Warrant.

In accordance with clause 4.3 of the Warrant Agreement you are obliged within seven Business Days after receipt of this Exercise Notice to procure the execution of the Deed of Issue providing for the issue of such number of Shares that correspond with the number of Warrants exercised pursuant to this Exercise Notice.

[We hereby authorise you to represent us in relation to the execution of the Deed of Issue] [In accordance with clause 4.6 of the Warrant Agreement, we reserve the right to represent you in relation to the execution of the Deed of Issue, notwithstanding your obligation under clause 4.6 of the Warrant agreement to grant further power of attorney authorising us to represent you in relation to the execution of the Deed of Issue.]

Please notify us within two Business Days when the Deed of Issue will be executed and which notary will execute the Deed of Issue.

Sincerely,

[name]

SCHEDULE 3 - WARRANT REGISTER

	Warrantholders	Warrants

1	Medtronic Bakken Research Center B.V.	4,412,544

2	Warburg Pincus (Bermuda) Private Equity IX, L.P.	2,672,332

3	PJC Capital LLC	794,258

4	PJC Merchant Banking Partners I, LLC	88,251

5	KCH Stockholm AB	572,438

6	Split Rock Partners, LP	126,413

7	Amy and Richard Wallman	62,014

8	Douglas Kohrs	61,537

9	Kevin Ohashi	13,118

10	Ralph Barisano Jr.	10,733

11	Stephan Epinette	7,155

12	Diane Doty	4,293

	Total	8,825,086

SCHEDULE 4 - FORM OF TRANSFER INSTRUMENT

TRANSFER INSTRUMENT

[date]

[•] the “Transferee”; and

[•] the “Transferor”.

The Transferor is the holder of [•] Warrants under a warrant agreement dated [•] 2009 between, inter alios, [insert name Warrantholder] and Tornier B.V. (the “Warrant Agreement”).

Capitalised terms shall be used herein as such terms are defined in the Warrant Agreement, unless defined otherwise herein.

The Transferee confirms and represents that (i) it is a Shareholder, (ii) the Warrantholder Majority has given its written consent to the transfer of Warrants pursuant to this Transfer Instrument and (iii) it is bound by all of the terms and conditions of the Warrant Agreement as from the moment of transfer of Warrants pursuant to this Transfer Instrument, in accordance with clause 3.1.

The Transferor hereby transfers [•] of its Warrants to the Transferee in accordance with clause 3 of the Warrant Agreement and the Transferee hereby accepts such Warrants from the Transferor.

The Issuer acknowledges the transfer of Warrants pursuant to this Transfer Instrument and undertakes to reflect such transfer in the Warrant Register as soon as reasonable possible.

[•] the Transferor

[•] the Transferee

Tornier B.V. the Issuer (for acknowledgment purposes)